GLENBROOK LIFE AND ANNUITY COMPANY
                          (Herein called "We" or "Us")


                      GROUP SINGLE PAYMENT DEFERRED ANNUITY
                                  MASTER POLICY

               Glenbrook Life and Annuity Company, A Stock Company
            Home Office: Allstate Plaza, Northbrook, Illinois, 60062


This Master Policy is issued to the Trustee of the Financial Services Group Insurance Trust, herein called the Master Policyholder. It takes effect on the date the master application is signed.

The provisions and conditions on the following pages of this policy are as fully a part of the contract as if they are recorded above the signatures below. All provisions and conditions of this policy are subject to the laws of the state of Illinois.














         Secretary                          Chief Executive Officer

                         GLENBROOK LIFE AND ANNUITY COMPANY
                                NORTHBROOK, ILLINOIS





                              MASTER POLICY APPLICATION




The Trustee of the Financial Services Group Insurance Trust applies to GLENBROOK LIFE AND ANNUITY COMPANY for a Group Single Payment Deferred Annuity Policy to be issued in Illinois.










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                                                   (Name)




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                                                   (Title)




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                                                   (Date)


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TABLE OF CONTENTS
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INSURING PROVISIONS.....................................................4

GENERAL DEFINITIONS.....................................................4

THE PERSONS INVOLVED....................................................5

PURCHASE PAYMENTS AND CERTIFICATE VALUE.................................6

WITHDRAWALS.............................................................7

DEATH BENEFIT...........................................................9

INCOME PAYMENT OPTIONS.................................................10

INCOME PAYMENT TABLES..................................................11

SECTION 403(b) ANNUITIES...............................................12

INDIVIDUAL RETIREMENT ACCOUNT ANNUITIES................................13

UNISEX PROVISIONS......................................................15

WAIVER OF CHARGES......................................................17

GENERAL PROVISIONS.....................................................18

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INSURING PROVISIONS
--------------------------------------------------------------------------------

Eligibility All persons classified by the Master Policyholder as customers of financial services corporations participating in the Trustee of Financial Services Group Insurance Trust are eligible for coverage under this policy.

Certificate Each Certificate owner will receive a Certificate which summarizes:

o  the benefits provided under the Certificate; and

o  the rights and duties of the owner.

The owner will have the right to void the coverage under the Master Policy if the Certificate is returned to us or our agent within 20 days of receipt. If it is returned, we will return the purchase payment.

Right to Change Policy Terms We reserve the right to change the terms and conditions of this policy prospectively. To do this, we must give at least 60 days written notice to the Master Policyholder at its home office.

The consent of the owners, annuitants, or beneficiaries is not required to amend this policy.

Policy Termination We or the Master Policyholder may each unilaterally terminate enrollments under this policy by giving written notice to the other party at least 60 days in advance of the date that enrollments will cease. The policy will terminate on the first day after such notice that there no longer are any certificates under the Master Policy.

Termination of enrollment after the issue date of a Certificate shall not affect the rights of the owner of such Certificate.

-------------------------------------------------------------------------------
GENERAL DEFINITIONS
-------------------------------------------------------------------------------

Account. An Account consists of funds that are allocated to a Guarantee Period. The owner will create an Account(s):

o    when the owner makes a purchase payment; or
o when the owner selects a new Guarantee Period after the prior Guarantee Period expires.

The Account continues until the end of the Guarantee Period.

Account Value. The funds allocated to an Account plus the interest credited to it minus any withdrawals.


Certificate Value.  The sum of the Account Values.


Guarantee Period. A period of years for which a specified interest rate is guaranteed.


Market Value Adjustment. An increase or decrease in a withdrawal payment to the owner, or in the amount applied to an income plan, or an increase in a death benefit payment, reflecting changes in the level of interest rates since the Account was established. The method of calculation is explained on Page 8.

Payout Start Date. The date the Certificate Value adjusted by any Market Value Adjustment is applied to an income plan. The projected date is shown on the Certificate Annuity Data Page. The owner may change the Payout Start Date by writing to us at least 30 days prior to this date. The Payout Start Date must be on or before the later of:

o the annuitant's 90th birthday; or o the 10th anniversary of the Certificate's issue date.

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THE PERSONS INVOLVED
-------------------------------------------------------------------------------

Master Policyholder Trustee of the Financial Services Group Insurance Trust, organized under the laws of Illinois.

Owner The person named at the time of application is the owner of the Certificate unless subsequently changed. The owner will receive any periodic income payments, unless the owner has directed us to pay them to someone else.

The owner may exercise all rights stated in the Certificate, subject to the rights of any irrevocable beneficiary.

The owner may change the owner or beneficiary at any time. If the owner is a natural person, the owner may change the annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for an owner, annuitant, or beneficiary change, the change will take effect as of the date the owner signed it. We are not liable for any payment we make or other action we take before receiving any written request for a change from the owner.

The owner may not assign an interest in the Certificate as collateral or security for a loan. However, the owner may assign periodic income payments under the Certificate prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.

If the sole surviving owner dies prior to the Payout Start Date, the beneficiary becomes the new owner. If the sole surviving owner dies after the Payout Start Date, the beneficiary becomes the new owner and will receive any subsequent guaranteed income payments.

If more than one person is designated as owner:

o owner as used in the Certificate refers to all people named as owners, unless otherwise indicated;

o   any request to exercise ownership rights must be signed by all owners; and

o on the death of any person who is an owner, the surviving person(s) named as owner will continue as owner.

Annuitant The annuitant must be a natural person. The annuitant is named on the Certificate Annuity Data Page, but may be changed by the owner, as described above. If the annuitant dies prior to the Payout Start Date, the new annuitant will be:

o   the youngest owner; otherwise,

o   the youngest beneficiary.

Beneficiary The beneficiary is the person(s) named on the Certificate Annuity Data Page, but may be changed by the owner, as described above. We will determine the beneficiary from the most recent written request we have received from the owner. If the owner does not name a beneficiary or if all beneficiaries named are no longer living, the beneficiary will be:

o   the owner's spouse if living; otherwise

o   the owner's children equally if living; otherwise

o   the owner's estate.

The beneficiary may become the owner under the circumstances described above.

The beneficiary may assign benefits under the Certificate until the beneficiary becomes the owner.

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PURCHASE PAYMENTS AND CERTIFICATE VALUE
-------------------------------------------------------------------------------

Making Purchase Payments. The owner may allocate the purchase payment to any Guarantee Period(s) being offered by us on the Certificate's issue date. Guarantee Periods may range from one to fifteen years. We reserve the right to offer other Guarantee Periods at our discretion.

We may deduct premium taxes from the purchase payment or from later payments we make to the owner according to when such premium taxes are assessed.

Selecting a New Guarantee Period. We will mail the owner a notice prior to the expiration of each Guarantee Period outlining the options available at the end of a Guarantee Period. During the 30 day period after a Guarantee Period expires the owner may:

o take no action and we will automatically apply the Account Value to a new Guarantee Period of the same duration as the expiring Guarantee Period to be established on the day the previous Guarantee Period expired; or

o notify us to apply the Account Value to a new Guarantee Period(s) to be established on the day the previous Guarantee Period expired; or

o receive a portion of the Account Value or the entire Account Value through a partial or full withdrawal that is not subject to a Market Value Adjustment. In this case, the amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period expired.


Crediting Interest. We credit interest daily to each Account at a rate which compounds over one year to the interest rate we guaranteed when the Account was established. We credit interest to the purchase payment from the issue date. The interest rates will be no less than the guaranteed rate shown on the Certificate Annuity Data Page.

Determining the Certificate Value. The owner's Certificate Value is the sum of the Account Values. If the owner withdraws the entire Certificate Value, the owner may receive an amount greater or less than the Certificate Value because a Market Value Adjustment, a Withdrawal Charge, income tax withholding, and a premium tax charge may apply.

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WITHDRAWALS
-------------------------------------------------------------------------------

Withdrawal Limits. The owner may withdraw part or all of the owner's Certificate Value at any time prior to the Payout Start Date. The owner must specify the Account(s) from which the owner wishes to make a withdrawal. If any withdrawal reduces the Certificate Value to less than $2,000, we will treat the request as a withdrawal of the entire Certificate Value. However, we will require confirmation of the owner's withdrawal request before we make such a withdrawal. If the owner withdraws the entire Certificate Value, the Certificate will terminate.

Withdrawals When a Guarantee Period Expires. The owner may withdraw part or all of the Account Value without a Market Value Adjustment during the 30 day period after a Guarantee Period expires. However, any applicable Withdrawal Charge will apply to the amount withdrawn in excess of the Free Withdrawal Amount. The amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period expired.

Free Withdrawal Amount. The Free Withdrawal Amount for each Account is equal to 10% of the amount initially allocated to the Account. Each year the owner may withdraw the Free Withdrawal Amount from each Account without any Withdrawal Charge or Market Value Adjustment. Each year begins on the anniversary of the date the Account was established.

Any Free Withdrawal Amount which is not actually withdrawn in a year may not be carried over to increase the Free Withdrawal Amount in a subsequent year. Similarly, a Free Withdrawal Amount not withdrawn from one Account may not be transferred to increase a Free Withdrawal Amount in another Account.

Other Withdrawals. A Market Value Adjustment and any applicable Withdrawal Charge will be applied to the amount withdrawn from the Account Value in excess of the Free Withdrawal Amount.

Impact of Withdrawal on the Account Value. The Account Value will be reduced by the amount we pay the owner, income tax we withhold for the owner, the Withdrawal Charge, and any applicable premium tax charge. The Account Value will also be increased by a positive Market Value Adjustment or reduced by a negative Market Value Adjustment.

Withdrawal Charge. The amount withdrawn from the Account Value in excess of the Free

Withdrawal Amount is subject to a Withdrawal Charge as follows:


    Certificate Year: 1    2     3    4    5    6    7    8 and Later

    Percentage:       7%   7%   6%    5%   4%   3%   2%   0%


The Withdrawal Charge is determined by multiplying the percentage corresponding to the Certificate Year times the amount withdrawn in excess of the Free Withdrawal Amount.

Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules.

Market Value Adjustment. A Market Value Adjustment is an increase or decrease in a withdrawal payment to the owner, in the amount applied to an income plan, or an increase in a death benefit payment, reflecting changes in the level of interest rates since the Account was established. As used in this provision, "Treasury Rate" means the U. S. Treasury Note Constant Maturity weekly yield as reported in Federal Reserve Bulletin Release H.15. The Market Value Adjustment is based on the following:

    I   =      the Treasury Rate for a maturity equal to the Account's
               Guarantee Period for the week preceding the establishment of the Account;

    N = the number of whole and partial years from the date we receive the withdrawal or death benefit request, or from the Payout Start Date, to the end of the Account's Guarantee Period;

    J = the Treasury Rate for a maturity equal to the Guarantee Period for the week preceding the receipt of the withdrawal request, death benefit request, or Income Payment request.

An adjustment factor is determined from the following formula:

                                 .9 x (I-J) x N

Any amount withdrawn from the Account Value which is subject to a Market Value Adjustment is multiplied by the adjustment factor to determine the amount of the Market Value Adjustment.

Any Market Value Adjustment will be waived on withdrawals taken to satisfy IRS minimum distribution rules.

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DEATH BENEFIT
-------------------------------------------------------------------------------

A death benefit may be paid to the owner determined immediately after the death if, prior to the Payout Start Date:

o   any owner dies; or
o   the annuitant dies and the owner is not a natural person.

Distribution of Death Benefit. If the owner eligible to receive the death benefit is not a natural person, then the owner may elect to receive the benefit in one or more distributions. Otherwise, if the owner is a natural person, the owner may elect to receive a benefit either in one or more distributions or by periodic payments through an Income Plan.

A death benefit will be paid: 1) if the owner elects to receive the death benefit distributed in a single payment within 180 days of the date of death, and 2) if the death benefit is paid as of the day the value of the death benefit is determined. Otherwise, the Settlement Value will be paid. In any event, the entire value of the Contract must be distributed within five (5) years after the date of death unless an Income Plan is elected or a surviving spouse continues the Contract in accordance with the following provisions.

Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

o   the life of the owner; or
o   a period not to exceed the life expectancy of the owner; or
o the life of the owner with payments guaranteed for a period not to exceed the life expectancy of the owner.

If the surviving spouse of the deceased owner is the new owner, then the spouse may elect one of the options listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. If the Contract is continued in the Accumulation Phase as if the death had not occurred, the surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge. However, a Market Value Adjustment, determined as of the date of the withdrawal, will apply. The single withdrawal amount is in addition to the annual Free Withdrawal Amount. If the Contract is continued and there is no annuitant, the new annuitant will be the surviving spouse.

Death Benefit Amount.  The death benefit is the greatest of:
----- ------- -------

o   the Contract Value on the date we determine the death benefit; or
o the amount that would have been payable in the event of a full withdrawal of the Contract Value on the date we determine the death benefit.

We will calculate the value of the death benefit as of the date we receive due proof of death, consisting of one of the following:

o    a certified copy of a death certificate; or

o a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

o    any other proof acceptable to us.

Settlement Value. The Settlement Value is the same amount that would be paid in the event of withdrawal of the Contract Value. We will calculate the Settlement Value as of the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death.

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INCOME PAYMENT OPTIONS
-------------------------------------------------------------------------------

Income Plans. The Certificate Value adjusted by any Market Value Adjustment on the Payout Start Date, less any applicable taxes, will be applied to the owner's income plan choice from the following list. Minimum guaranteed payments for each income plan are shown in the income payment tables on Page 11.

1. Life Income with Guaranteed Payments. We will make payments for as long as the annuitant lives. If the annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

2. Joint and Survivor Life Income with Guaranteed Payments. We will make payments for as long as either the annuitant or joint annuitant, named at the time of income plan selection, lives. If both the annuitant and the joint annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

3. Guaranteed Payments for a Specified Period. We will make payments for a specified period beginning on the Payout Start Date. These payments do not depend on the annuitant's life. The number of months guaranteed may be from 60 to 360.

We reserve the right to make available other income plans.

Payout Terms and Conditions. The income payments are subject to the following terms and conditions:

o If the Certificate Value adjusted by any Market Value Adjustment and applicable premium taxes is not enough to provide an initial payment of at least $20, we reserve the right to:

    o   change the payment frequency to make the payment at least $20; or

    o terminate the Certificate and pay the owner the Certificate Value adjusted by any Market Value Adjustment and applicable premium taxes in a lump sum.

o If we do not receive a written choice of an income plan from the owner at least 30 days before the Payout Start Date, the income plan will be life income with guaranteed payments for 120 months.

o If the owner chooses an income plan which depends on any person's life, we may require:

    o   proof of age and sex before income payments begin; and

    o proof that the annuitant or joint annuitant is still alive before we make each payment.

o After the Payout Start Date, the income plan cannot be changed and withdrawals cannot be made.

o If any owner dies after the Payout Start Date, the remaining income payments will be paid to the successor owner as scheduled as of the date of death.

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INCOME PAYMENT TABLES
-------------------------------------------------------------------------------

The initial income payment will be at least the amount based on the adjusted age of the annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.

Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
===============================================================================
 Monthly Income Payment for each $1,000 Applied to this Income Plan
-------------------------------------------------------------------------------
 Annuitant's                        Annuitant's                       Annuitant's
Age               Male     Female   Age             Male     Female       Age        Male    Female
--------------- ------------------- ------------- ------------------ ------------- -------------------
       35         $3.43    $3.25           49       $4.15   $3.82           63       $5.52   $4.97
       36           3.47      3.28         50         4.22     3.88         64         5.66     5.09
       37           3.51      3.31         51         4.29     3.94         65         5.80     5.22
       38           3.55      3.34         52         4.37     4.01         66         5.95     5.35
       39           3.60      3.38         53         4.45     4.07         67         6.11     5.49
       40           3.64      3.41         54         4.53     4.14         68         6.27     5.64
       41           3.69      3.45         55         4.62     4.22         69         6.44     5.80
       42           3.74      3.49         56         4.71     4.29         70         6.61
       43           3.79      3.53         57         4.81     4.38         71     5.96
       44           3.84      3.58         58         4.92     4.46         72     6.78     6.13
       45           3.90      3.62         59         5.02     4.55         73         6.96     6.31
       46           3.96      3.67         60         5.14     4.65         74         7.13     6.50
       47           4.02      3.72         61         5.26     4.75         75         7.31     6.69
       48           4.08      3.77         62         5.39     4.86                    7.49     6.88
=============== =================== ============= ================== ============= ===================

Income  Plan  2  -  Joint  and   Survivor   Life  Income  with   Guaranteed   Payments   for  120
Months
========================================================================================================
                 Monthly Income Payment for each $1,000 Applied to this Income Plan
--------------------------------------------------------------------------------------------------------
                                                 Female Annuitant's Age
                  -------- --------- --------- -------- -------- -------- -------- -------- ------------
     Male
  Annuitant's        35       40     45        50       55         60       65         70        75
      Age
----------------- -------- --------- --------- -------- -------- -------- -------- -------- ------------
      35          $3.09    $3.16    $3.23    $3.28    $3.32     $3.36    $3.39     $3.40     $3.42
      40            3.13     3.22     3.31     3.39     3.46      3.51     3.56      3.59      3.61
      45            3.17     3.28     3.39     3.50     3.60      3.69     3.76      3.81      3.85
      50            3.19     3.32     3.45     3.60     3.74      3.87     3.98      4.07      4.14
      55            3.21     3.35     3.51     3.68     3.87      4.06     4.23      4.37      4.48
      60            3.23     3.37     3.55     3.75     3.98      4.23     4.47      4.70      4.88
      65            3.24     3.39     3.57     3.80     4.07      4.37     4.71      5.04      5.34
      70            3.24     3.40     3.59     3.83     4.13      4.48     4.90      5.36      5.81
      75            3.25     3.41     3.61     3.86     4.17      4.56     5.04      5.61      6.22
================= ======== ======== ======== ======== ========= ======== ========= ========= ===========

Income Plan 3 - Guaranteed Number of Payments
=========================== ======================================
                            Monthly Income Payment for each
    Specified Period        $1,000 Applied to this Income Plan
--------------------------- --------------------------------------
        10 Years                             $9.61
        11 Years                               8.86
        12 Years                               8.24
        13 Years                               7.71
        14 Years                               7.26
        15 Years                               6.87
        16 Years                               6.53
        17 Years                               6.23
        18 Years                               5.96
        19 Years                               5.73
        20 Years                               5.51
=========================== ======================================

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SECTION 403(b) ANNUITIES
-------------------------------------------------------------------------------

When a Certificate is issued as an annuity under Section 403(b) of the Internal Revenue Code, the following provisions shall apply regardless of any provisions to the contrary in this Group Policy:

1.  The owner of the Certificate must be the annuitant.

2.  The owner may not:

    a. transfer;

    b. sell;

    c. assign;

    d. discount; or

    e. pledge

    the Certificate for any purpose, to any person but us.

3. Account balances accruing after December 31, 1986 must begin to be paid out by the April 1 after the calendar year in which the owner reaches age 70 1/2. The distribution may be made in a single sum or in periodic payments.

    a. The payments must be over:

       1)  the owner's life; or

       2)  the lives of the owner and the owner's "designated beneficiary"; or

       3)  a period certain not extending beyond the owner's life expectancy; or

       4) a period certain not extending beyond the life expectancy of the owner and the owner's "designated beneficiary".

    For the purpose of this section, the "designated beneficiary" is the natural person that the owner names prior to the Payout Start Date.

    b. The minimum amount the owner is required to receive for any tax year is:

     1) the account balance of the Certificate at the end of the prior year, divided by;

     2) the owner's life expectancy (or the joint and last survivor expectancy of the owner and the owner's "designated beneficiary") using the age(s) as of the birthday(s) in that year.

4. For account balances accruing after December 31, 1988 distributions of contributions made under a salary reduction agreement may occur only upon:

    a. or after attainment of age 59 1/2; or

    b. separation from service; or

    c. death; or

    d. disability (as defined in Internal Revenue Code Section 72(m)(7)); or

    e. hardship.

    In the case of hardship distributions, earnings due to these contributions cannot be withdrawn. The plan administrator will be responsible for determining whether an individual's circumstances meet the definition of hardship as set forth in the Internal Revenue Code and Regulations.

5.  For the purpose of this section, "account balances" includes:

    a. any contributions made after the specified date:

       1)  December 31, 1986; or

       2)  December 31, 1988,

       whichever is applicable; and

    b. all earnings credited after the specified date.

The owner is permitted to directly rollover all or a portion of any eligible rollover distribution which the owner receives, to an eligible retirement plan (i.e., IRA, 401(a), or 403(b)). In the case of an eligible rollover distribution to the owner's surviving spouse, an eligible retirement plan is limited to an IRA.

An eligible rollover distribution is any distribution from the owner's account except:

1. one of a series of payments pursuant to a life or a joint life income option, or

2. one of a series of payments pursuant to a period certain income option based on the owner's life expectancy (or joint life expectancy of the owner and the owner's designated beneficiary), or

3. one of a series of substantially equal periodic payments for a specified period of ten years or more, or

4. one that qualifies as a required minimum distribution as defined by section 401(a)(9) of the Internal Revenue Code.

-------------------------------------------------------------------------------
INDIVIDUAL RETIREMENT ACCOUNT ANNUITIES
-------------------------------------------------------------------------------

When a Certificate is issued as an Individual Retirement Annuity under Section 408 of the Internal Revenue Code, the following provisions shall apply to the Certificate, regardless of any provisions to the contrary in this Group Policy:

1.  The owner of the Certificate must be the annuitant.

2.  The owner may not:

    a. transfer;

    b. sell;

    c. assign;

    d. discount; or

    e. pledge

    the Certificate for any purpose.

3. The owner's rights in the Certificate are nonforfeitable. The Certificate is for the exclusive benefit of the owner and the owner's beneficiaries.

4. Except as described below, the annual purchase payment under the Certificate shall not exceed the lesser of $2,000 or 100% of compensation. In the case of a spousal IRA, the maximum contribution shall not exceed the lesser of $2,250 or 100% of compensation, but not more than $2,000 can be paid to either spouse's IRA. The exceptions are:

    a. The above limits shall not apply to "rollover contributions" as described in Sections 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8) and
       408(d)(3) of the Internal Revenue Code.

    b. In addition to any amounts the owner contributes, the owner's employer can contribute annually up to the lesser of 15% of the owner's compensation or $30,000 under 408(k) of the Internal Revenue Code.

5. The entire Certificate value must be or begin to be distributed by April 1 following the calendar year in which the owner reaches age 70 1/2. The owner must take distributions in accordance with the requirements of section 401(a)(9) of the Internal Revenue Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. The distribution may be made in a single sum or in periodic payments over:

     a.   the owner's life; or

     b.   the lives of the owner and the owner's "designated beneficiary"; or

     c.   a period certain not extending beyond the owner's life expectancy; or

     d. a period certain not extending beyond the life expectancy of the owner and the owner's "designated beneficiary".

    For purposes of this section "designated beneficiary" is the natural person that the owner names prior to the Payout Start Date.

    For the purpose of the distribution rules described in this section, payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

6. The minimum amount the owner is required to receive for any tax year is at least equal to:

     a.   the value of the Certificate at the end of the prior year; divided by

     b. the owner's life expectancy (or the joint life and last survivor expectancy of the owner and the owner's "designated beneficiary") using the age(s) as of the birthday(s) in that year.

7.  If the owner's spouse is not the "designated beneficiary":

     a. the minimum amount the owner is required to receive beginning with the first calendar year for which distributions are required is:

       1)  the value of the Certificate at the end of the prior year; divided by

       2)  the lesser of:

           a)the applicable life expectancy; or

           b)the applicable divisor contained in Q & A -4 in 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

     b. if payments are made in the form of a period certain annuity, the maximum period certain at the required beginning date is defined in 1.401(a)(9)-2.

     c. if the payments are made in the form of a joint and survivor annuity, the payment to the survivor must not exceed the applicable percentage as defined in 1.401(a)(9)-2.

8. For purposes of calculating the minimum annual distribution from this Certificate, life expectancies are determined by the return multiples contain in 1.72-9 of the Income Tax Regulations. Life expectancies of the owner and the owner's spouse (if the owner's spouse is the "designated beneficiary") may be recalculated annually. The life expectancy of a non-spousal "designated beneficiary" may not be redetermined.

    The owner's life expectancy and any spousal "designated beneficiary's" life expectancy will be redetermined annually using 1.72-9 unless the owner elects otherwise prior to the start of the required distributions.

    If the owner elects not to have life expectancies redetermined annually, then life expectancies will be calculated only once, at the time of the first payment, and will thereafter decrease at the rate of 1 year per year elapsed. If made, this election is irrevocable and will apply to all subsequent years.

9. If the owner dies before distribution has begun and the beneficiary is the owner's surviving spouse, the owner's spouse must elect one of the following forms of distribution:

     a.   a life annuity; or

     b. one or more certain payments over a period no longer than his/her own life expectancy; or

     c.   treat the account as his/her own IRA.

    If the form of distribution elected is a. or b. above, equal or substantially equal payments will be made over the owner's spouse's life or life expectancy. The form of distribution must be elected within five years after the owner's death or the calendar year in which the owner would have attained age 70 1/2, whichever is earlier. If the form of distribution is a. or b. above, payments must commence within one year of the owner's death or the year in which the owner would have attained age 70 1/2, whichever is later. If the owner's surviving spouse makes a regular IRA contribution to the account, makes a rollover to or from the account, or fails to elect any of the three forms of distribution listed above, c. is automatically assumed. Any amount paid to a child of the owner will be treated as if it were paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches age of majority.

10. If the owner dies before distribution has begun and the beneficiary is not the owner's surviving spouse, the beneficiary must either:

     a. start receiving, within one year of the owner's death, equal or substantially equal payments over the life or life expectancy of the beneficiary; or

     b. have the proceeds totally distributed within five years of the owner's death.

11. For the purpose of the distribution rules described in the two preceding sections, the payments to be received by the beneficiary will be computed using the return multiples specified in Section 1.72-9 of the Income Tax Regulations. Life expectancies of a surviving spousal beneficiary may be recalculated annually. The life expectancy of a non-spousal beneficiary may not be redetermined.

       If the beneficiary is the owner's spouse, his/her life expectancy will be redetermined annually using 1.72-9 unless he/she elects otherwise prior to the start of the required distributions.

       If the owner's spouse is the beneficiary and does not elect to have life expectancies redetermined annually, or if the beneficiary is not the owner's spouse, then life expectancies will be calculated only once, at the time of the first payment, and will thereafter decrease at the rate of 1 year per year elapsed. If made, this election is irrevocable and will apply to all subsequent years.

       Distributions made in accordance with this section are considered to have begun if distributions are made on account of the beneficiary reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably begin for the beneficiary over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Proposed Income Tax Regulations.

12. If the owner dies after distribution has begun, any remaining payments shall continue to be paid to the beneficiaries at least as rapidly as under the method of distribution in effect.

13. We will issue annual reports containing Account Value information.


-------------------------------------------------------------------------------
UNISEX PROVISIONS
-------------------------------------------------------------------------------


The following provisions replace the respective provisions found in the indicated sections for those Certificates issued as part of employer-sponsored retirement plans or in those states that require unisex rates.

Section:  Income Payment Tables:

The following language and tables replace the Income Payment Tables section of the Certificate.

Income payments will be at least the amount based on the adjusted age of the annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and an 80% female, 20% male blend of the sex distinct 1983a Annuity Mortality Tables.



Income Plan 1 - Life Income with Guaranteed Payments for 120 Months

=====================================================================================================
                Monthly Income Payment for each $1,000 Applied to this Income Plan
-----------------------------------------------------------------------------------------------------
   Annuitant's          Monthly        Annuitant's       Monthly        Annuitant's      Monthly
       Age              Payment            Age           Payment            Age          Payment
------------------ ---------------- --------------- ---------------- --------------- ----------------
       35                 $3.29            49             $3.89             63            $5.08
       36                  3.32            50               3.95            64              5.20
       37                  3.35            51               4.01            65              5.34
       38                  3.38            52               4.08            66              5.47
       39                  3.42            53               4.15            67              5.61
       40                  3.46            54               4.22            68              5.77
       41                  3.50            55               4.30            69              5.93
       42                  3.54            56               4.37            70              6.09
       43                  3.58            57               4.47            71              6.26
       44                  3.63            58               4.55            72              6.44
       45                  3.68            59               4.64            73              6.63
       46                  3.73            60               4.75            74              6.81
       47                  3.78            61               4.85            75              7.00
       48                  3.83            62               4.97
================== ================ =============== ================ =============== ================

 Income  Plan  2  -  Joint  and   Survivor   Life  Income  with   Guaranteed   Payments  for  120
Months
========================================================================================================
                 Monthly Income Payment for each $1,000 Applied to this Income Plan
--------------------------------------------------------------------------------------------------------
  Annuitant's
      Age            35       40       45      50       55         60       65         70        75
----------------- -------- --------- --------- -------- -------- -------- -------- -------- ------------
      35          $3.07    $3.12    $3.17    $3.20    $3.23     $3.25    $3.26     $3.27     $3.28
      40          3.12       3.20     3.26     3.32     3.36      3.39     3.42      3.44      3.45
      45          3.17       3.26     3.35     3.44     3.51      3.56     3.60      3.63      3.65
      50          3.20       3.32     3.44     3.55     3.66      3.75     3.82      3.87      3.91
      55          3.23       3.36     3.51     3.66     3.81      3.95     4.07      4.16      4.22
      60          3.25       3.39     3.56     3.75     3.95      4.15     4.34      4.49      4.61
      65          3.26       3.42     3.60     3.82     4.07      4.34     4.61      4.86      5.07
      70          3.27       3.44     3.63     3.87     4.16      4.49     4.86      5.24      5.57
      75          3.28       3.45     3.65     3.91     4.22      4.61     5.07      5.57      6.08
================= ======== ======== ======== ======== ========= ======== ========= ========= ===========


Income Plan 3 - Guaranteed Payments for a Specified Period

=========================== ======================================
                            Monthly Income Payment for each
    Specified Period        $1,000 Applied to this Income Plan
--------------------------- --------------------------------------
        10 Years                             $9.61
        11 Years                               8.86
        12 Years                               8.24
        13 Years                               7.71
        14 Years                               7.26
        15 Years                               6.87
        16 Years                               6.53
        17 Years                               6.23
        18 Years                               5.96
        19 Years                               5.73
        20 Years                               5.51
=========================== ======================================

-------------------------------------------------------------------------------
WAIVER OF CHARGES
-------------------------------------------------------------------------------

We will waive any Withdrawal Charge and Market Value Adjustment prior to the Payout Start Date if at least 30 days after the Certificate date any owner (or annuitant if the owner is not a natural person):

1. is first confined to a Long Term Care Facility or Hospital for at least 90 consecutive days, confinement is prescribed by a Physician and is Medically Necessary, and the request for a withdrawal and adequate written proof of confinement are received by us no later than 90 days after discharge; or

2. is first diagnosed by a Physician as having a Terminal Illness and a request for a withdrawal and adequate written proof of the diagnosis are received by us. We may require a second opinion at our expense by a Physician chosen by us.

"Physician" is a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.) practicing within the scope of his or her license. Physician does not include the individual, a spouse, children, parents, grandparents, grandchildren, siblings, or in-laws.

"Medically Necessary" means appropriate and consistent with the diagnosis in accord with accepted standards of practice, and which could not have been omitted without adversely affecting the individual's condition.

"Terminal Illness" is a condition which is expected to result in death within one year for 80% of the diagnosed cases.

"Long Term Care Facility" is a facility which:

1.  is located in the United states or its territories;
2.  is licensed by the jurisdiction in which it is located;
3.  provides custodial care under the supervision of a registered nurse (R.N.);
   and
4.  can accommodate three or more persons.

"Hospital" is a facility which:

1.  is licensed as a hospital by the jurisdiction in which it is located;
2.  is supervised by a staff of licensed physicians;
3. provides nursing services 24 hours a day by, or under the supervision, of a registered nurse (R.N.);
4. operates primarily for the care and treatment of sick or injured persons as inpatients for a charge; and
5.  has access to medical, diagnostic and major surgical facilities.

-------------------------------------------------------------------------------
GENERAL PROVISIONS
-------------------------------------------------------------------------------

The Entire Contract. The entire contract consists of the Master Policy, the Master Policy Application, written applications, and any attached endorsements.

All statements made in written applications are representations and not warranties. No statement will be used by us in defense of a claim or to void a Certificate unless it is included in a written application.

Only our officers may, in order to conform to any state or federal law, change the Master Policy or Certificate or waive a right or requirement. No other individual may do this.

We may not modify the Certificate without the owner's consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law.

Incontestability. We will not contest the validity of this Certificate after the issue date.


Misstatement of Age or Sex. If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

o   pay all amounts underpaid including interest; or

o   stop payments until the total payments are equal to the corrected amount.

For purposes of the Misstatement of Age or Sex provision, interest will be calculated at an effective annual rate of 6%.

Annual Statement. At least once a year, prior to the Payout Start Date, we will send the owner a statement containing Certificate Value information. We will provide the owner with Certificate Value information at any time upon request. The information presented will comply with any applicable law.

Settlements. We may require that the Certificate be returned to us prior to any settlement. Any full withdrawal or death benefit under the Certificate will not be less than the minimum benefits required by any statute of the state in which the Certificate is delivered.

Deferment of Payments. We reserve the right to defer payments of any withdrawal for up to six months after the date the owner requests it. If state law requires any interest to be paid, interest would be payable from the date the withdrawal request is received by us to the date the payment is made.